Exhibit 99.1

Independent Auditor’s Report

To the Management of Honeywell International Inc.

We have audited the accompanying combined financial statements of the Friction Materials business of Honeywell International Inc., which comprise the combined balance sheets as of December 31, 2013 and December 31, 2012, and the related combined statements of operations, comprehensive loss, equity and cash flows for each of the three years in the period ended December 31, 2013.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Friction Materials business of Honeywell International Inc. at December 31, 2013 and December 31, 2012, and the related combined statements of operations, comprehensive loss, equity and cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

April 1, 2014

PricewaterhouseCoopers Audit

Neuilly sur Seine, France

/s/ Pierre Marty

Pierre Marty

PricewaterhouseCoopers Audit, SA, 63, rue de Villiers, 92208 Neuilly-sur-Seine Cedex

T: +33 (0) 1 56 57 58 59, F: +33 (0) 1 56 57 58 60, www.pwc.fr

Société d’expertise comptable inscrite au tableau de l’ordre de Paris—Ile de France. Société de commissariat aux comptes membre de la compagnie régionale de Versailles. Société Anonyme au capital de 2 510 460 €. Siège social : 63, rue de Villiers 92200 Neuilly-sur- Seine. RCS Nanterre 672 006 483. TVA n° FR 76 672 006 483.

Siret 672 006 483 00362. Code APE 6920 Z. Bureaux : Bordeaux, Grenoble, Lille, Lyon, Marseille, Metz, Nantes, Nice, Paris, Poitiers, Rennes, Rouen, Strasbourg, Toulouse.

Friction Materials Business

Combined Statements of Operations

(Dollars in thousands)

	Years Ended December 31,
	2013	2012	2011
Revenue	$569,409	$555,151	$613,907
Costs, expenses and other:
Costs of goods sold	560,504	562,472	603,539
Selling, general and administrative expenses	66,596	67,739	77,737
Repositioning charges	13,345	22,410	81,956
Interest and other financial charges	1,342	2,406	890

	641,787	655,027	764,122
Loss before taxes	(72,378)	(99,876)	(150,215)
Income taxes	14,065	13,122	17,192

Net loss	$(58,313)	$(86,754)	$(133,023)

The Notes to the Combined Financial Statements are an integral part of this statement

Friction Materials

Combined Statements of Comprehensive Loss

(Dollars in thousands)

	Years Ended December 31,
	2013	2012	2011
Net loss	$(58,313)	$(86,754)	$(133,023)
Foreign exchange translation adjustment	9,200	6,465	(154)
Actuarial (losses) gains	(745)	(9,033)	2,473
Mark-to-market adjustment	902	6,593	—
Foreign exchange translation	(242)	(379)	(66)

Other comprehensive income	9,115	3,646	2,253

Comprehensive loss	$(49,198)	$(83,108)	$(130,770)

The Notes to the Combined Financial Statements are an integral part of this statement

Friction Materials

Combined Balance Sheets

(Dollars in thousands)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$10,897	$14,823
Accounts and other receivables – net	127,088	122,279
Inventories – net	82,449	68,803
Deferred income taxes	2,071	2,612
Other current assets	3,795	3,579

Total current assets	226,300	212,096
Property, plant, equipment – net	162,700	154,423
Deferred income taxes	2,925	2,731
Other assets	12,637	10,735

Total assets	$404,562	$379,985

LIABILITITES
Current liabilities:
Accounts payable	$120,406	$120,900
Deferred income taxes	2,925	2,731
Accrued liabilities	87,266	116,876
Other current liabilities	2,183	4,652

Total current liabilities	212,780	245,159
Deferred income taxes	2,034	1,935
Accrued pension obligation	64,582	62,627
Other liabilities	23,092	29,940

Total liabilities	302,488	339,661
CONTINGENCIES (Notes 2, 11 and 13)
EQUITY
Invested equity	64,120	11,485
Accumulated other comprehensive income	37,954	28,839

Total equity	102,074	40,324

Total liabilities and equity	$404,562	$379,985

The Notes to the Combined Financial Statements are an integral part of this statement

Friction Materials

Combined Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net loss	$(58,313)	$(86,754)	$(133,023)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,631	12,308	10,146
Repositioning charges	13,345	22,410	81,956
Repositioning payments	(45,703)	(17,492)	(20,508)
Deferred income taxes	(659)	602	76
Changes in assets and liabilities:
Accounts and other receivables	1,107	(12,302)	(12,101)
Inventories	(12,063)	7,006	(3,507)
Accounts payable	(4,670)	(2,453)	31,573
Accrued liabilities	663	(6,507)	983
Current Deferred Taxes	1,721	(714)	2,311
Other assets and liabilities	(1,993)	5,685	(17,347)

Net cash provided by operating activities	(92,934)	(78,211)	(59,441)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(21,973)	(52,855)	(33,049)

Net cash (used for) investing activities	(21,973)	(52,855)	(33,049)
Cash flows from financing activities:
Net increase in invested equity	110,948	137,196	94,496

Net cash (used for) financing activities	110,948	137,196	94,496
Effect of foreign exchange rate changes on cash and cash equivalents	33	88	(13)

Net increase (decrease) in cash and cash equivalents	(3,926)	6,218	1,993
Cash and cash equivalents at beginning of period	14,823	8,605	6,612

Cash and cash equivalents at the end of period	$10,897	$14,823	$8,605

Supplemental non-cash investing activities:
Capital expenditures included in Accounts payable	$13,966	$9,895	$17,540

The Notes to the Combined Financial Statements are an integral part of this statement

Friction Materials

Combined Statements of Equity

(Dollars in thousands)

	Invested Equity	Accumulated Other Comprehensive Income	Total Equity
Balance at December 31, 2010	$(430)	$22,940	$22,510
Net loss	(133,023)	—	(133,023)
Foreign exchange translation adjustments	—	(154)	(154)
Pension benefit adjustment	—	2,407	2,407
Other comprehensive income (loss)	—	2,253	2,253
Change in invested equity	94,496	—	94,496

Balance at December 31, 2011	(38,957)	25,193	(13,764)
Net loss	(86,754)	—	(86,754)
Foreign exchange translation adjustments	—	6,465	6,465
Pension benefit adjustment	—	(2,819)	(2,819)
Other comprehensive income (loss)	—	3,646	3,646
Change in invested equity	137,196	—	137,196

Balance at December 31, 2012	11,485	28,839	40,324
Net loss	(58,313)	—	(58,313)
Foreign exchange translation adjustments	—	9,200	9,200
Pension benefit adjustment	—	(85)	(85)
Other comprehensive income (loss)	—	9,115	9,115
Change in invested equity	110,948	—	110,948

Balance at December 31, 2013	$64,120	$37,954	$102,074

The Notes to the Combined Financial Statements are an integral part of this statement

Friction Materials

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

Note 1 ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

The Friction Materials business (“Friction Materials”, “the Business” or “we”) represents the global braking products operations of Honeywell International Inc. (“Honeywell” or “the Parent”), except for the United States aftermarket operations and joint ventures in Australia, Thailand and Malaysia. The Friction Materials business is primarily located in Europe, Asia, and Latin America, and consists of operating units of Honeywell and wholly owned direct and indirect subsidiaries. The Business manufactures and sells disc brake pads and shoes, and sells through aftermarket channels, disc and drum brake components, brake linings, disc brake pads and shoes, brake hydraulic components and brake fluid that are used in the automotive, heavy vehicle, railway and military industries.

On January 7, 2014, Honeywell entered into a definitive agreement to sell Friction Materials to Federal Mogul Corporation for cash consideration of approximately $155 million (the “Agreement”). Pursuant to the terms of the Agreement, certain assets and liabilities of the Business are excluded from the transaction (“the Excluded Assets and Liabilities”), including the closed facilities at Conde, France and Guangzhou, China. The Excluded Assets and Liabilities have been included in the basis of presentation of the Combined Financial Statements.

These Combined Financial Statements were derived from the consolidated financial statements and accounting records of Honeywell. These statements reflect the combined historical results of operations, financial position and cash flows of Friction Materials, as they were historically managed in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

All intracompany transactions have been eliminated. As described in note 3, certain transactions between the Business and Honeywell have been included in these Combined Financial Statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Invested Equity.

Honeywell uses a centralized approach to cash management and financing of its operations. The majority of the Business’ cash is transferred to Honeywell daily and Honeywell funds its operating and investing activities as needed. This centralized approach to cash management was necessary to enable the Business to meet its liquidity needs. This arrangement is not reflective of the manner in which the Business would have been able to finance its operations had it been a stand-alone business separate from Honeywell during the periods presented. Cash transfers to and from Honeywell’s cash management accounts are reflected within Invested Equity.

The Business has experienced net losses of $58,313, $86,754 and $133,023 for the years ended December 31, 2013, 2012 and 2011, respectively. During the periods presented, Honeywell has provided significant funding for the construction of new manufacturing facilities in Romania and China, repositioning activities and other operating activities. Honeywell will continue to fund the operating activities of the Business until the closing of the transaction with Federal Mogul Corporation.

The Combined Financial Statements include certain assets and liabilities that have historically been held at the Honeywell corporate level but are specifically identifiable or otherwise allocable to Friction Materials. The cash and cash equivalents held by Honeywell at the corporate level are not specifically identifiable to Friction Materials and therefore were not allocated for any of the periods presented. Cash and cash equivalents in the Combined Balance Sheets primarily represent cash held locally by operations included in the Combined Financial Statements. Honeywell third-party debt, and the related interest expense has not been allocated for any of the periods presented as Friction Materials was not the legal obligor of the debt and Honeywell’s borrowings were not directly attributable to these operations.

Honeywell provides certain services, such as legal, accounting, information technology, human resources and other infrastructure support, on behalf of the Business. The cost of these services has been allocated to the Business on a basis that the Business and Honeywell consider a reasonable reflection of the benefits received by the Business. However the financial information presented in these Combined Financial Statements may not reflect the combined financial position, operating results and cash flows of the Business had the Business been a separate stand-alone entity during the periods presented. Actual costs that would have been incurred if the Business had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Friction Materials

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

Note 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination – The Friction Materials Combined Financial Statements include all subsidiaries and entities in which it has a controlling financial interest.

Cash and Cash Equivalents – Cash and cash equivalents include cash on hand and on deposit and highly liquid, temporary cash investments with an original maturity of three months or less.

Inventories – Inventories are valued at the lower of cost or market using the first-in, first-out method (FIFO).

Property, Plant, Equipment – Property, plant, equipment are recorded at cost, including any asset retirement obligations, less accumulated depreciation. For financial reporting, the straight-line method of depreciation is used over the estimated useful lives of 10 to 50 years for buildings and improvements and 3 to 16 years for machinery and equipment. Recognition of the fair value of obligations associated with the retirement of tangible long-lived assets is required when there is a legal obligation to incur such costs. Upon initial recognition of a liability, the cost is capitalized as part of the related long-lived asset and depreciated over the corresponding asset’s useful life.

Long-Lived Assets – The Business evaluates the recoverability of the carrying amount of long-lived assets (including property, plant and equipment and intangible assets with determinable lives) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Business evaluates events or changes in circumstances based on a number of factors including operating results, business plans and forecasts, general and industry trends, and economic projections and anticipated cash flows. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in the Business’ Combined Statements of Operations. The Business also evaluates the estimated useful lives of long-lived assets if circumstances warrant and revises such estimates based on current events.

Sales Recognition – The Business records revenues net of any applicable provisions for discounts, returns and promotional rebates, for products when persuasive evidence of an arrangement exists, product delivery has occurred, pricing is fixed or determinable and collection is reasonably assured. Methodologies for determining these provisions for discounts are based on actual occurrence or, where applicable, are estimated based on a combination of historical patterns and future expectations.

Receivables and Allowance for Doubtful Accounts – Trade accounts receivable are recorded at the invoiced amount as a result of transactions with customers. The Business maintains allowances for doubtful accounts for estimated losses as a result of customer’s inability to make required payments. The Business estimates anticipated losses from doubtful accounts based on days past due, as measured from the contractual due date, historical collection history and incorporates changes in economic conditions that may not be reflected in historical trends for example, customers in bankruptcy, liquidation or reorganization. Receivables are written-off against the allowance for doubtful accounts when they are determined uncollectible. Such determination includes analysis and consideration of the particular conditions of the account, including time intervals since last collection, success of outside collection agencies activity, solvency of customer and any bankruptcy proceedings.

Stock-Based Compensation Plans – Certain employees of the Business participate in Honeywell’s stock-based compensation plans. The principal awards issued under the Business’ stock-based compensation plans, include non-qualified stock options and restricted stock units (RSUs). The cost for such awards is measured at the grant date based on the fair value of the award. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods (generally the vesting period of the equity award) and is included in Cost of goods sold and Selling, general and administrative expense in the Business’ Combined Statements of Operations. Forfeitures are required to be estimated at the time of grant in order to estimate the portion of the award that will ultimately vest. The estimate is based on Honeywell’s historical rates of forfeiture.

Repositioning – The Business periodically initiates management approved repositioning activities to achieve cost savings through reduced operational redundancies and to strategically position itself in the market in response to prevailing economic conditions and associated customer demand. Costs associated with repositioning actions can include severance, infrastructure charges to vacate facilities or consolidate operations, contract termination costs and other related charges. For involuntary separation plans, a liability is recognized when it is probable and reasonably estimable. For one-time termination benefits, such as additional severance pay or benefit payouts, and other exit costs, such as lease termination costs, the liability is measured and recognized initially at fair value in the period in which the liability is incurred, with subsequent changes to the liability recognized as adjustments in the period of change.

Friction Materials

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

Research and Development – The Business conducts research and development (R&D) activities, which consist primarily of the development of new products, product applications, and manufacturing processes. R&D costs are charged to expense as incurred.

Pension Benefits – Friction Materials directly sponsors unfunded non-U.S. defined benefit pension plans. The Business recognizes net actuarial gains or losses in excess of 10 percent of the greater of the market-related value of plan assets or the plans’ projected benefit obligation (the corridor) annually in the fourth quarter each year (MTM Adjustment), and, if applicable, in any quarter in which an interim remeasurement is triggered. The remaining components of pension expense, primarily service and interest costs, are recorded on a quarterly basis.

Currency Translation – The Business reports its results in U.S. dollars. For most international operations, the local currency is the functional currency. For local currency operations of the Business, assets and liabilities are translated into U.S. dollars using end-of-period exchange rates, and revenue and expenses are translated into U.S. dollars using weighted-average exchange rates in effect during the reporting period. Foreign currency translation gains and losses are included as a component of Accumulated Other Comprehensive Income.

Income Taxes – Income taxes as presented are calculated on a separate tax return basis and may not be reflective of the results that would have occurred if tax returns were filed on a standalone basis. The Business’ U.S. and non-U.S. operations have been included in Honeywell consolidated or combined returns in various jurisdictions. The Business assumes that in the event a tax attribute is utilized on a consolidated or combined return with Honeywell, the Business has realized the benefits of the tax attribute and records the utilization as a current benefit and a transfer to Honeywell.

In general, we do not maintain taxes payable to/from Honeywell and the Business is deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions.

Deferred tax assets or liabilities reflect temporary differences between amounts of assets and liabilities for financial and tax reporting. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse.

A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The determination of the amount of a valuation allowance to be provided on recorded deferred tax assets involves estimates regarding (1) the timing and amount of the reversal of taxable temporary differences, (2) expected future taxable income, and (3) the impact of tax planning strategies. In assessing the need for a valuation allowance, we consider all available positive and negative evidence, including past operating results, projections of future taxable income and the feasibility of ongoing tax planning strategies. The projections of future taxable income include a number of estimates and assumptions regarding the Business’ volume, pricing and costs. Additionally, valuation allowances related to deferred tax assets can be impacted by changes to tax laws.

Significant judgment is required in determining income tax provisions and in evaluating tax positions. We establish additional reserves for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum recognition threshold. The approach for evaluating certain and uncertain tax positions is defined by the authoritative guidance and this guidance determines when a tax position is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, the tax filings of the Business and its subsidiaries are examined by various Federal, State and foreign tax authorities. We regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of the provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a change in estimate become known.

Asbestos Related Contingencies – Friction Materials is a defendant in personal injury actions related to products containing asbestos. The Business recognizes a liability for any asbestos related contingency that is probable of occurrence and reasonably estimable. The liabilities recorded are based on historic claims filing experience and dismissal rates, disease classifications, and likely settlement values. The Business continually assesses the likelihood of any adverse judgments or outcomes to its contingencies, as well as potential ranges of probable losses and recognizes a liability, if any, for these contingencies based on an analysis of each individual issue with the assistance of outside legal counsel and, if applicable, other experts.

Friction Materials

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

Friction Materials had asbestos liabilities of approximately $9,191 and $10,018 as of December 31, 2013 and 2012, respectively.

Use of Estimates – The preparation of the Business’ Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the Combined Financial Statements and related disclosures in the accompanying notes. Actual results could differ from those estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the Combined Financial Statements in the period they are determined to be necessary.

Recent Accounting Pronouncements – Changes to U.S. GAAP are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASU’s) to the FASB’s Accounting Standards Codification.

The Company considers the applicability and impact of all ASU’s. ASU’s not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the combined financial position or results of operations.

In May 2011, the FASB issued amendments to clarify the application of existing fair value measurements and expand existing disclosure requirements. These amendments, effective for the interim and annual periods beginning on or after December 15, 2011 (early adoption was prohibited), resulted in a common definition of fair value and common requirements for measurement of and disclosure requirements between U.S. GAAP and International Financial Reporting Standards. The implementation of the amended accounting guidance did not have a material impact on the combined financial position or results of operations.

In June 2011, the FASB issued amendments to disclosure requirements for presentation of comprehensive income. This guidance, effective retrospectively for the interim and annual periods beginning on or after December 15, 2011 (early adoption was permitted), required presentation of total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In December 2011, the FASB issued an amendment to defer the presentation on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for annual and interim financial statements. The implementation of the amended accounting guidance did not have a material impact on the consolidated financial position or results of operations. In February 2013, the FASB issued amendments to disclosure requirements for presentation of comprehensive income. The standard required presentation (either in a single note or parenthetically on the face of the financial statements) of the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component was not required to be reclassified to net income in its entirety, a cross reference to the related footnote for additional information would be required. The amendments were effective prospectively for reporting periods beginning after December 15, 2012 (early adoption was permitted). Since these amendments to accounting guidance impacted presentation and disclosure requirements only, their adoption did not have a material impact on the combined financial position or results of operations.

In February 2013, the FASB issued amended guidance expanding the disclosure requirements for amounts reclassified out of accumulated other comprehensive income. The amendments require an entity to present, either on the face of the statement where net income (loss) is presented or in the notes to its financial statements, details of significant items reclassified in their entirety out of accumulated other comprehensive income and identification of the respective line items effecting net income (loss) for instances when reclassification is required under U.S. GAAP. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity will be required to cross reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments do not change the current requirements for reporting net income (loss) or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by type. The amendments are effective prospectively beginning January 1, 2013. The adoption of the guidance did not have any impact on the financial position, results of operations or cash flows.

In March 2013, the FASB issued amendments to address the accounting for the cumulative translation adjustment when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The amendments are effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013 (early adoption is permitted). The initial adoption has no impact on the combined financial position and results of operations.

Friction Materials

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

In July 2013, the FASB issued amendments to guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendments require entities to present an unrecognized tax benefit netted against certain deferred tax assets when specific requirements are met. However, the amendments only affect gross versus net presentation and do not impact the calculation of the unrecognized tax benefit. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013 (early adoption is permitted). The implementation of the amended accounting guidance is not expected to have a material impact on the combined financial position.

Note 3 RELATED PARTY TRANSACTIONS WITH HONEYWELL

The Combined Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Honeywell.

Honeywell provided certain services, such as legal, accounting, information technology, human resources and other infrastructure support, on behalf of the Business. The cost of these services has been allocated to the Business on a basis that the Business and Honeywell consider a reasonable reflection of the benefits received by the Business. During the years ended 2013, 2012 and 2011, Friction Materials was allocated $14,501, $15,970 and $15,512 million, respectively, of general corporate expenses incurred by Honeywell and is included within Cost of goods sold and Selling, general and administrative expenses in the Combined Statements of Operations. As certain expenses reflected in the Combined Financial Statements include allocations of corporate expenses from Honeywell, these statements could differ from those that would have resulted had Friction Materials operated autonomously or independently of Honeywell and its subsidiaries.

With the exception of the sale of inventory, and the reimbursement of payroll expenses for direct employees, all significant intercompany transactions between the Business and Honeywell have been included in these Combined Financial Statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Invested Equity.

Friction Materials had receivables due from Honeywell and other of Honeywell’s businesses as of December 31, 2013 and 2012 of $794 and $298, respectively, primarily related to the sale of inventory. The receivables are reported within Accounts and other receivables – net in the Combined Balance Sheets. Friction Materials had payables due to Honeywell and other of Honeywell’s businesses as of December 31, 2013 and 2012 of $4,437 and $3,499, respectively, primarily related to payroll expenses for its direct employees. The payables are reported within Accounts payable in the Combined Balance Sheets.

Honeywell uses a centralized approach to cash management and financing of its operations. The majority of the Business’ cash is transferred to Honeywell daily and Honeywell funds its operating and investing activities as needed.

Net transfers to Honeywell are included within Invested equity on the Combined Statements of Equity. The components of the net transfers to Honeywell as of December 31, 2013, 2012 and 2011 are as follows:

	Years Ended December 31,
	2013	2012	2011
Cash pooling and general financing activities	$110,512	$134,348	$96,176
Corporate allocations	14,501	15,970	15,512
Income tax benefit	(14,065)	(13,122)	(17,192)

Net increase in invested equity	$110,948	$137,196	$94,496

Note 4 REPOSITIONING CHARGES

In 2013, the Business recognized repositioning charges totaling $13,345 including severance costs of $8,812 and exit costs of $4,533. The severance and exit costs relate to the planned shutdown of a manufacturing facility and the reorganization of sales infrastructure.

Friction Materials

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

In 2012, the Business recognized repositioning charges totaling $22,410 including severance costs of $6,725, asset impairments of $1,237 and exit costs of $14,448. The severance costs were primarily related to the planned shutdown of a manufacturing facility and the exit costs primarily related to closure obligations associated with the planned shutdown of manufacturing facilities in France and China.

In 2011, the Business recognized repositioning charges totaling $81,956 including severance costs of $61,619, asset impairments of $6,930 and exit costs of $13,407. These primarily related to the planned shutdown of a manufacturing facility in France.

The following table summarizes the status of our total repositioning reserves:

	Severance Costs	Exit Costs	Asset Impairments	Total
Balance at December 31, 2010	$23,851	$2,700	$—	$26,551
2011 charges	61,619	13,407	6,930	81,956
2011 usage – cash	(19,981)	(527)	—	(20,508)
2011 usage – non-cash	—	—	(6,930)	(6,930)
Adjustments	(2,979)	3,535	—	556
Foreign currency translation	(2,709)	(1,061)		(3,770)

Balance at December 31, 2011	59,801	18,054	—	77,855
2012 charges	6,725	14,448	1,237	22,410
2012 usage – cash	(8,246)	(9,246)	—	(17,492)
2012 usage – non-cash	—	—	(1,237)	(1,237)
Adjustments	3,574	(3,574)	—	—
Foreign currency translation	1,178	565	—	1,743

Balance at December 31, 2012	63,032	20,247	—	83,279
2013 charges	8,812	4,533	—	13,345
2013 usage – cash	(38,671)	(7,032)	—	(45,703)
2013 usage – non-cash	—		—	—
Adjustments	(1,881)	2,335	—	454
Foreign currency translation	1,246	1,038	—	2,284

Balance at December 31, 2013	$32,538	$21,121	$—	$53,659

Note 5 STOCK-BASED COMPENSATION PLANS

Honeywell maintains several share-based incentive compensation plans, for the benefit of certain officers, directors, and employees, including Friction Materials’ employees. These compensation costs for Friction Materials’ employees are recognized within Cost of goods sold and Selling, general and administrative expenses. The total stock-based compensation costs recognized for the years ended December 31, 2013, 2012 and 2011 were $1,010, $918 and $795, respectively.

Friction Materials

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

Note 6 INCOME TAXES

	Years Ended December 31,
	2013	2012	2011
Loss from continuing operations before taxes
United States	$(3,294)	$(3,331)	$(2,581)
Foreign	(69,084)	(96,545)	(147,634)

	$(72,378)	$(99,876)	$(150,215)

Tax benefit
United States	$(1,258)	$(1,275)	$(996)
Foreign	(12,807)	(11,847)	(16,196)

	$(14,065)	$(13,122)	$(17,192)

Tax benefit consists of
Current:
United States	$(1,096)	$(1,107)	$(854)
State	(162)	(168)	(142)
Foreign	(13,466)	(11,245)	(16,120)

	(14,724)	(12,520)	(17,116)
Deferred:
United States	—	—	—
State	—	—	—
Foreign	659	(602)	(76)

	659	(602)	(76)

Total	$(14,065)	$(13,122)	$(17,192)

The U.S. statutory federal income tax rate is reconciled to the effective income tax rate as follows:

	Years Ended December 31,
	2013	2012	2011
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
Taxes on foreign earnings below U.S. tax rate(1)	(21.7)%	(21.9)%	(25.2)%
State income taxes	0.2%	0.2%	0.1%
Reserves for tax contingencies	5.8%	(0.1)%	1.5%

Effective tax rate	19.3%	13.2%	11.4%

(1)	Includes changes in valuation allowance

The effective tax rate increased by 6.1 percentage points in 2013 compared with 2012 due principally to a decrease in the reserves for tax contingencies. The effective tax rate was lower than the U.S. statutory rate of 35 percent primarily due to foreign losses taxed at lower rates, including foreign losses for which no tax benefit was recorded.

The effective tax rate increased by 1.8 percentage points in 2012 compared with 2011 due principally to greater tax-effected losses in various foreign tax jurisdictions as well as a decrease in foreign losses for which no benefit was recorded. The effective tax rate was lower than the U.S. statutory rate of 35 percent primarily due to foreign losses taxed at lower rates, including foreign losses for which no tax benefit was recorded.

Friction Materials

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

Deferred tax assets (liabilities)

Deferred income taxes represent the future tax effects of transactions which are reported in different periods for tax and financial reporting purposes. The tax effects of temporary differences and tax carryforwards which give rise to future income tax benefits and payables are as follows:

	December 31,
	2013	2012	2011
Deferred tax assets:
Pension	$6,396	$5,979	$4,325
Asbestos and environmental	3,024	3,315	3,644
Property, plant, equipment	3,028	5,182	12,022
Other accruals and liabilities	19,149	27,047	23,365
Net operating and capital losses	21,176	17,166	14,535
Tax credit carryforwards	4	4	4

Gross deferred tax assets	52,777	58,693	57,895
Valuation allowance	(49,931)	(55,736)	(56,951)

Total deferred tax assets	2,846	2,957	944
Deferred tax liabilities:
Employee compensation and benefits	(342)	(501)	(518)
Intangibles	(2,467)	(1,779)	(353)

Total deferred tax liabilities	(2,809)	(2,280)	(871)

Net deferred taxes	$37	$677	$73

There were approximately $74,547 of foreign net operating loss carryforwards at December 31, 2013, which were available to reduce future income tax payments in several countries, subject to varying expiration rules. A valuation allowance has been established at December 31, 2013, 2012 and 2011 for deferred tax assets which the Business believes it is more likely than not will not be realized on a separate return basis.

The valuation allowance against deferred tax assets decreased by $5,805 and $1,215 in 2013 and 2012, respectively. The 2013 decrease in the valuation allowance was primarily due to partial utilization of restructuring reserves offset by increases in foreign losses for which no tax benefit was recorded and changes in the value of foreign currencies in relation to the U.S. dollar. The 2012 decrease in the valuation allowance was primarily due to the decrease in the deferred tax assets related to fixed assets and intangibles offset by increases in foreign losses for which no tax benefit was recorded, changes in the value of foreign currencies in relation to the U.S. dollar and a decrease in the deferred tax asset related to pensions.

Federal income taxes have not been provided on undistributed earnings of the Business’ international subsidiaries as it is the Business’ intention to reinvest these earnings into the respective businesses. At December 31, 2013, the Business has not provided for U.S. federal income and foreign withholding taxes on approximately $102,415 of such earnings of the Business’ non-U.S. operations. It is not practicable to estimate the amount of tax that might be payable if some or all of such earnings were to be repatriated, and the amount of foreign tax credits would be available to reduce or eliminate the resulting U.S. income tax liability.

Friction Materials

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

The Business had $9,023, $14,234 and $14,050 of unrecognized tax benefits as of December 31, 2013, 2012 and 2011, respectively. If recognized, $9,023 would be recorded as a component of Income taxes as of December 31, 2013. The following table summarizes the activity related to the Business’ unrecognized tax benefits:

	Years Ended December 31,
	2013	2012	2011
Balance at beginning of year	$14,234	$14,050	$17,616
Gross increases related to current period tax positions	689	—	—
Gross increases related to prior periods tax positions	2,682	—	6,302
Decrease related to settlements with the tax authorities	(8,842)	—	(9,828)
Expiration of the statute of limitations for the assessment of taxes	(27)	(53)	(50)
Foreign currency translation	287	237	10

Balance at end of year	$9,023	$14,234	$14,050

In many cases the Business’ uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. The Business’ uncertain tax positions primarily relate to ongoing and anticipated future audits in France and Germany.

Based on the outcome of these examinations, or as a result of the expiration of statute of limitations for specific jurisdictions, it is reasonably possible that the related unrecognized tax benefits for tax positions taken on previously filed tax returns will materially change from those recorded as liabilities for uncertain tax positions in the Business’ financial statements. Based on the number of tax years currently under audit by the relevant foreign tax authorities, the Business anticipates that several of these audits may be finalized in the foreseeable future. Based on the status of these examinations, the Business reasonably expects to reverse $5,402 of reserves during 2014, however this amount could increase or decrease depending on the protocol of finalizing audits by relevant taxing authorities, and the possibility that the Business might challenge certain audit findings.

Estimated interest and penalties related to the underpayment of income taxes are classified as a component of Income taxes in the Combined Statements of Operations and totalled $(1,354), $167 and $515 for the twelve months ended December 31, 2013, 2012 and 2011, respectively. Accrued interest and penalties were $1,080 and $2,900 as of December 31, 2013 and 2012, respectively.

Note 7 ACCOUNTS AND OTHER RECEIVABLES – NET

	Years Ended December 31,
	2013	2012
Trade	$102,132	$95,827
Value added tax	21,536	16,847
Other	12,234	15,620

Less – allowance for doubtful accounts	(8,814)	(6,015)

Total accounts and other receivables – net	$127,088	$122,279

Friction Materials

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

Note 8 INVENTORIES – NET

	Years Ended December 31,
	2013	2012
Raw materials	$22,344	$20,395
Work in progress	12,557	14,386
Finished goods	54,415	41,854

Less – inventory reserves	(6,867)	(7,832)

Total inventories – net	$82,449	$68,803

Note 9 PROPERTY, PLANT, EQUIPMENT – NET

	Years Ended December 31,
	2013	2012
Land and improvements	$10,025	$9,720
Machinery and equipment	382,287	331,391
Buildings and improvements	88,569	87,066
Construction in progress	25,137	51,167

Less – accumulated depreciation	(343,318)	(324,921)

Total property, plant, equipment – net	$162,700	$154,423

Depreciation expense was $12,459, $11,632 and $9,876 for the years ended December 31, 2013, 2012 and 2011, respectively.

Note 10 ACCRUED LIABILITIES

	Years Ended December 31,
	2013	2012
Compensation, benefit and other employee related	$15,628	$16,592
Repositioning (Note 4)	53,659	83,279
Accrued pension obligation	4,421	4,361
Other (primarily operating expenses)	13,558	12,644

Total accrued liabilities	$87,266	$116,876

Advertising costs are included in Selling, general and administrative expenses and are charged to expense when incurred. Advertising expense for the years ended December 31, 2013, 2012 and 2011 were $2,664, $3,035 and $3,383, respectively.

Friction Materials

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

Note 11 LEASE COMMITMENTS

Future minimum lease payments under operating leases having an initial or remaining non-cancellable lease terms in excess of one year are as follows:

At December 31,
2013
2014	$2,658
2015	2,363
2016	2,166
2017	1,728
2018	1,290
Thereafter	1,294

Total accrued liabilities	$11,499

The Business has entered into agreements to lease land, buildings and equipment. The operating leases have initial terms of up to 9 years with some containing renewal options subject to customary conditions. The Business does not expect that any of the commitments under the lease agreements would have a material adverse effect on its combined results of operations, financial position or liquidity.

Rent expense, including amounts charged by Honeywell, was $5,131, $4,938 and $5,636 for the years ended December 31 2013, 2012 and 2011, respectively.

Note 12 ACCUMULATED OTHER COMPREHENSIVE INCOME

Total accumulated other comprehensive income (loss) is included in the Combined Statements of Equity. The changes in accumulated other comprehensive income (loss) are as follows:

	Pretax	Tax	After Tax
Year ended December 31, 2013
Foreign exchange translation adjustment	$13,031	$3,831	$9,200
Pension benefit adjustment	(120)	(35)	(85)

Total	$12,911	$3,796	$9,115

Year ended December 31, 2012
Foreign exchange translation adjustment	$9,080	$2,615	$6,465
Pension benefit adjustment	(3,959)	(1,140)	(2,819)

Total	$5,121	$1,475	$3,646

Year ended December 31, 2011
Foreign exchange translation adjustment	$(217)	$(63)	$(154)
Pension benefit adjustment	3,395	988	2,407

Total	$3,178	$925	$2,253

The components of accumulated other comprehensive income (loss) are as follows:

	December 31,
	2013	2012
Cumulative foreign exchange translation adjustments	$44,363	$35,163
Pension benefit adjustment	(6,409)	(6,324)

Total	$37,954	$28,839

Friction Materials

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

Note 13 COMMITMENTS AND CONTINGENCIES

The Business is subject to a number of lawsuits, investigations and disputes (some of which involve substantial amounts claimed) arising out of the conduct of the Business, including matters relating to commercial transactions, intellectual property, asbestos exposure, and health and safety matters. A liability is recognized for any contingency that is probable of occurrence and reasonably estimable. The Business continually assess the likelihood of adverse judgments of outcomes in these matters, as well as potential ranges of possible losses (taking into consideration any insurance recoveries), based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts.

Given the uncertainty inherent in litigation and investigations, the Business does not believe it is possible to develop estimates of reasonably possible loss in excess of current accruals for these matters. Considering the Business’ past experience and existing accruals, the Business does not expect the outcome of these matters, either individually or in the aggregate, to have a material adverse effect on the combined financial position. Because most contingencies are resolved over long periods of time, potential liabilities are subject to change due to new developments, changes in settlement strategy or the impact of evidentiary requirements, which could cause us to pay damage awards or settlements (or become subject to equitable remedies) that could have a material adverse effect on the Business’ results of operations or operating cash flows in the periods recognized or paid.

Note 14 PENSION BENEFITS

The Business sponsors several Non-U.S. defined benefit pension plans. Pension benefits provided under these plans are primarily based on the employee’s years of credited service and compensation levels. All of these plans are currently unfunded. The pension benefit costs related to these plans for the years ended December 31, 2013, 2012 and 2011 were $6,468, $6,948 and $2,846, respectively and are included in Costs of goods sold and Selling, general and administrative expenses in the Combined Statements of Operations.

The following table provides the weighted-average assumptions used to determine projected benefit obligations and net periodic benefit cost, as they pertain to the defined benefit pension plans.

	December 31,
	2013	2012
Obligation assumptions:
Discount rate	3.25%	3.40%
Rate of future compensation increase	2.25%	2.25%

	December 31,
	2013	2012	2011
Cost assumptions:
Discount rate	3.40%	4.90%	4.50%
Expected return on plan assets	—	—	—
Rate of future compensation increase	2.25%	2.25%	2.25%

Management develops each assumption using relevant company experience in conjunction with market-related data in which plans exist. Assumptions are reviewed annually and adjusted as necessary.

Note 15 SUBSEQUENT EVENTS

We evaluated subsequent events for recognition or disclosure through April 1, 2014, the date the Combined Financial Statements were available to be issued.

On January 7, 2014, Honeywell announced it reached a definitive agreement to sell Friction Materials to Federal Mogul Corporation for approximately $155 million, subject to required regulatory approvals and applicable information and consultation requirements.